Exhibit 3(b)

GK INVESTMENT PROPERTY HOLDINGS II, LLC
7% Senior Bonds due _______________

CUSIP No. [·] ISIN No. [·]
No. [·]	No. of 7% bonds (the “Bonds”): [·] Principal Amount of the Bonds: $[·]

GK INVESTMENT PROPERTY HOLDINGS II, LLC, a Delaware limited liability company (the “Issuer”), for value received, promises to pay to [·], or its registered assigns, the principal sum of up to [·], as more particularly stated and revised from time to time by the Schedule of Exchanges of Interests in Bonds attached hereto, on ________________________ (the “Maturity Date”).

Interest Payment Dates: Monthly payments on the 15th of each month commencing [·].

Record Dates: The last day of each calendar month.

Reference is made to the further provisions of this Certificate contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Certificate to be signed manually or by facsimile by its duly authorized officer.

Dated: [·]

GK INVESTMENT PROPERTY HOLDINGS II, LLC,a Delaware limited liability company

Date	By:	GK Development, Inc. dba GK Real Estate
	Its:	Manager

By: _______________________________
Name: Garo Kholamian Its: President

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

The Bonds are the 7% Senior Bonds due ____________________ described in the within-mentioned Indenture. Dated: [·].

UMB BANK, N.A., as Trustee,

By:
Authorized Signatory

SCHEDULE OF EXCHANGES OF BONDS

The following exchanges of a part of this Certificate for an interest in another certificate or exchanges of a part of another certificate for an interest in this Certificate have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Certificate	Amount of Increase in Principal Amount of this Certificate	Principal Amount of this Certificate Following such Decrease (or Increase)	Signature of Authorized Officer or Trustee of Registrar

(Reverse of Bond)

7% Senior Bonds due ________________________

This Certificate is governed by that certain indenture by and between UMB Bank, N.A. (the “Trustee”) and the Issuer (as defined below), dated as of ______________, 20__ (the “Indenture”), as amended from time to time, relating to the offer of $50,000,000 of 7 % bonds (the “Bonds”) of GK INVESTMENT PROPERTY HOLDINGS II, LLC, a Delaware limited liability company (the “Issuer”). Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

SECTION 1. Interest and Deferred Interest.

(a)           The Issuer promises to pay interest on the principal amount of the Bonds at 7% per annum from the date of issuance, up to but not including ____________________ (the “Maturity Date”). The Issuer will pay interest monthly on each Interest Payment Date as set forth on the front of this Bond, or if any such day is not a Business Day. Interest on the Bonds will accrue from the most recent date interest has been paid or, if no interest has been paid, from the date of issuance. The Issuer shall pay interest on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Bonds; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year.

(b)           On the Deferred Interest Payment Date (as defined below) of the Bond, the Company shall pay the Bondholder a cumulative non-compounding deferred interest payment at a fixed rate of 1.0% per annum, which shall accrue from the date of issuance of the Bond up to, but not including, the Deferred Interest Payment Date (the “Deferred Interest Payment”). A Deferred Interest Payment will not be made in the instance of any early optional redemptions requested by the Bondholder as set forth in Section 5 or redemptions upon death, disability or bankruptcy as set forth in Section 7. Deferred Interest Payment shall be paid on the earliest of Maturity Date (“Deferred Interest Payment Date”). Deferred Interest Payment Date shall be the date on which Deferred Interest Payment is due and payable upon occurrences of Change of Control Repurchase Event, the date of redemption pursuant to Section 6 hereof, or the date set forth in an indenture supplemental as the fixed date on which Deferred Interest Payment is due and payable.

SECTION 2. Method of Payment. The Issuer will pay interest on the Bonds to the Persons who are registered Bondholders at the close of business on the first day of the month immediately preceding the Interest Payment Date (the “Record Date”), even if such Bonds are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.02 of the Indenture with respect to defaulted interest. The Bonds will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Issuer shall pay principal, premium, if any, and interest on the Bonds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). Principal, premium, if any, and interest, including Deferred Interest Payment, on the Bonds will be payable at the office or agency of the Issuer maintained for such purpose except that, at the option of the Issuer, the payment of interest may be made by check mailed to the Bondholders at their respective addresses set forth in the Bond Register. Until otherwise designated by the Issuer, the Issuer’s office or agency will be the office of the Trustee maintained for such purpose.

SECTION 3. Paying Agent and Registrar. Initially, UMB Bank, the Trustee under the Indenture, will act as paying agent and registrar. The Issuer may change the paying agent or registrar without notice to the Bondholders. Except as provided in the Indenture, the Issuer or any of its Subsidiaries may act in any such capacity.

SECTION 4. Indenture. The Issuer issued the Bonds under the Indenture. The terms of the Bonds include those stated in the Indenture for a complete description of the terms of the Bonds. The Bonds are subject to all such terms, and Bondholders are referred to the Indenture. To the extent any provision of this Certificate conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

SECTION 5. Optional Redemption at the Option of the Bondholder. The Bonds will be redeemable at the election of the Bondholder beginning on the one-year anniversary of last issuance date of the series of Bonds held by the Bondholder. In order to request redemption, the Bondholder must provide written notice to us at our principal place of business that the Bondholder requests redemption of all or a portion (consisting of at least 50%) of the Bondholder’s Bonds (a “Notice of Redemption”). The price per Bond to be paid for redemptions made pursuant to this section shall be $850 per Bond plus all accrued but unpaid interest on the Bonds being redeemed, excluding any Deferred Interest Payment.  Deferred Interest Payments will not be made in the instances of redemption as set forth in this Section. We will have 120 days from the date the applicable Notice of Optional Redemption is provided to redeem the requesting Bondholder’s Bonds, subject to the limitations set forth herein. Our obligation to redeem Bonds with respect to Notices of Redemption received in any given Redemption Period (as defined below) is limited to an aggregate principal amount of Bonds equal to 3.75% of the aggregate principal of Bonds under the Indenture as of the close of business on the last business day of the preceding Redemption Period, or, if there be no preceding Redemption Period, then as of close of business on the first business day of such initial Redemption Period (the “3.75% Limit”). Any Bonds redeemed as a result of a Bondholder's right upon death, disability or bankruptcy set forth in Section 7 will be included in calculating the 3.75% Limit and will thus reduce the number of Bonds available to be redeemed pursuant to this Section. Redemptions pursuant to this Section 5 and Section 7 shall be subject to the Issuer’s determination that the Issuer has or will have cash available from operations or the sale of assets to make the requested redemptions (the “Cash Limitation”). Bond redemptions set forth in this Section will occur in the order that notices are received. If the Issuer is unable to redeem all Bonds for which Notices of Optional Redemption are received in any Redemption Period as a result of the 3.75% Limit or the Cash Limitation, the Issuer will treat unsatisfied or partially unsatisfied redemption requests as a Notice of Optional Redemption for the following Redemption Period, unless such Notice of Optional Redemption is withdrawn. The Issuer shall have no obligation to make redemptions under this Section following the listing of the Bonds on a national securities exchange.

SECTION 6. Redemption at the Option of the Company. We may redeem the Bonds at our option, in whole or in part at any time after their issuance. The redemption price for redemptions made under this Section and Section 8 below shall equal: (i) $1,020 per Bond if redeemed on or before the third anniversary of the initial issuance of Bonds of the series being prepaid; (ii) $1,015 per Bond if redeemed after the third anniversary and on or before the fourth anniversary of the initial issuance of Bonds of the series being prepaid; and (iii) $1,010 per Bond if redeemed after the fourth anniversary of the initial issuance of Bonds of the series being prepaid, plus, in all cases, any accrued and unpaid interest on the Bonds to be redeemed up to but not including the redemption date, including any Deferred Interest Payment on the Bonds to be redeemed (the “Company Redemption Price”). If we plan to redeem the Bonds, we will give notice of redemption not less than 30 days nor more than 60 days prior to any redemption date to each such holder’s address appearing in the Bond Register maintained by the trustee. In the event we elect to redeem less than all of the Bonds, the particular Bonds to be redeemed will be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

SECTION 7. Redemption upon Death or Disability.

(a) Subject to subsection (b) below, within 45 days of the death or Qualifying Disability (a “Holder Redemption Event”) of a holder who is a natural person or a Person who beneficially holds Bonds represented by a global note (a “D & D Holder”), the estate of such Person, such Person, or legal representative of such Person, may request the Issuer to repurchase, without penalty in whole or in part, not less than 50% of, the Bonds held or beneficially held by such Person (including Bonds of such Person held or beneficially held in his or her individual retirement accounts), as the case may be, by delivering to the Company a repurchase request; provided, however, that in the case of a repurchase request delivered by a Person who beneficially holds represented by a global note, such repurchase request shall be valid only if delivered through the Depositary, in its capacity as the registered holder of the global note with respect to which such beneficial holder holds his or her beneficial interest in a Bond.

Any repurchase request under this Section shall specify the particular Holder Redemption Event giving rise to the right of the holder or beneficial holder to have his or her Bonds or beneficial interest in a global note repurchased by the Company. If a Bond or beneficial interest in a global note is held jointly by natural persons who are legally married, then a repurchase request may be delivered under this Section may be made by (i) the surviving holder or beneficial holder upon the occurrence of a Holder Redemption Event arising by virtue of a death, or (ii) the disabled holder or beneficial holder (or a legal representative) upon the occurrence of a Holder Redemption Event arising by virtue of a Qualifying Disability. In the event a Bond or beneficial interest in a global note is held together by two or more natural persons that are not legally married (regardless of whether held as joint tenants, co-tenants or otherwise), neither of these persons shall have the right to request that the Company repurchase such Bond or beneficial interest in a global note unless a Holder Redemption Event has occurred for all such co-holders or co-beneficial holders of such Bond. A holder or beneficial holder that is not an individual natural person does not have the right to request repurchase under this Section.

(b) Upon receipt of a repurchase request under subsection (a) above, and subject to the limitations set forth in subsection (c) below, the Issuer shall designate a date for the repurchase of such Bonds and notify the Trustee of such repurchase date (the “Repurchase Date”), which date shall not be later than the 120th day following the date on which the Company receives facts or certifications establishing to the reasonable satisfaction of the Company the occurrence of a Holder Redemption Event. The repurchase price under this Section shall equal either: (i) the price paid per Bond if the D & D Holder is the original purchaser of the Bonds from the Issuer; or (ii) if the D & D Holder is not the original purchaser of the Bonds from the Issuer, $1,000 per Bond (the “Repurchase Price”). On the Repurchase Date, the Company shall pay the Repurchase Price to the Paying Agent for payment to the holder, or the estate of the holder, in accordance with the terms of the Bond being repurchased and the Paying Agent shall pay out such Repurchase Price upon the surrender of the Bond to the Trustee. No interest shall accrue on a Bond to be repurchased under this Section for any period of time on or after the Repurchase Date for such Bond, provided that the Company has timely tendered the Repurchase Price to the Paying Agent. Deferred Interest Payments will not be made in the instances of redemption as set forth in this Section. Redemptions as set forth in this Section will not be subject to monetary penalties.

(c) All redemptions pursuant to this Section 7 shall be subject to the Cash Limitation. In addition, our obligation to redeem Bonds with respect to repurchase requests received under this Section in any given Redemption Period is limited to an aggregate principal amount of Bonds equal to 1.25% of the aggregate principal of Bonds issued under the Indenture as of the close of business on the last business day of the preceding Redemption Period, or, if there be no preceding Redemption Period, then as of close of business on the first business day of such initial Redemption Period (the “1.25% Limit”).

(d) Repurchase requests under this Section will be processed in the order in which they are received. If the Issuer is unable to redeem all Bonds for which repurchase requests are received under this Section in any Redemption Period as a result of the 1.25% Limit or the Cash Limitation, the Issuer will treat unsatisfied or partially unsatisfied repurchase requests as a repurchase request for the following Redemption Period, unless such repurchase request is withdrawn. The Issuer shall have no obligation to make repurchases under this Section following the listing of the Bonds on a national securities exchange.

SECTION 8. Change of Control Repurchase. Upon the occurrence of a Change of Control Repurchase Event, and subject to certain conditions set forth in the Indenture, the Issuer will be required to offer to purchase all of the outstanding Bonds at the Company Redemption Price.

SECTION 9. Denominations, Transfer Exchange. The Bonds are in registered form in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The transfer of Bonds may be registered and Bonds may be exchanged as provided in the Indenture. The Bond Registrar and the Trustee may require a Bondholder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuer may require a Bondholder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer and the Bond Registrar are not required to transfer or exchange any Bonds selected for redemption. Also, the Issuer and the Bond Registrar are not required to transfer or exchange any Bonds for a period of 15 days before a selection of Bonds to be redeemed.

SECTION 10. Persons Deemed Owners. The registered Bondholder may be treated as its owner for all purposes.

SECTION 11. Amendment, Supplement and Waiver. Any existing Default or compliance with any provision may be waived with the consent of the holders of a majority of the Bonds then outstanding. Without notice to or consent of any Bondholder, the parties thereto may amend or supplement the Indenture and the Bonds as provided in the Indenture.

SECTION 12. Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the holders of not less than a majority of the then outstanding Bonds may declare the principal of, premium, if any, and accrued interest, including Deferred Interest Payment, on the Bonds to be due and payable immediately in accordance with the provisions of Section 6.01. Bondholders may not enforce the Indenture or the Bonds except as provided in the Indenture. Subject to certain limitations in the Indenture, holders of a majority of the then outstanding Bonds may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Bondholders notice of any continuing Default if it determines that withholding notice is in their best interest in accordance with Section 7.02. The holders of a majority of the Bonds then outstanding by notice to the Trustee may on behalf of the holders of all of the Bonds waive any existing Default and its consequences under the Indenture except a Default in the payment of principal of, or interest, including Deferred Interest Payment, on, any Bond as specified in Section 6.01(a)(1) and (2).

SECTION 13. Restrictive Covenants. The Indenture contains certain covenants as set forth in Article IV of the Indenture.

SECTION 14. No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest, including Deferred Interest Payment, on any of the Bonds or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture, or in any of the Bonds or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Issuer or of any successor Person thereof. Each Holder, by accepting the Bonds, waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Bonds.

SECTION 15. Authentication. This Certificate shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

SECTION 16. Abbreviations. Customary abbreviations may be used in the name of a Bondholder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

SECTION 17. CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused the CUSIP and ISIN numbers to be printed on this Certificate and the Trustee may use the CUSIP or ISIN numbers in notices of redemption as a convenience to Bondholders. No representation is made as to the accuracy of such numbers either as printed on this Certificate or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

SECTION 18. Registered Form. The Bonds are in registered form within meaning of Treasury Regulations Section 1.871-14(c)(1)(i) for U.S. federal income and withholding tax purposes.

SECTION 19. Governing Law. This Bond and this Certificate shall be governed by, and construed in accordance with, the laws of the State of Delaware.

The Issuer will furnish to any Bondholder upon written request and without charge a copy of the Indenture.